EXHIBIT 99.5

Employee Name:	MERGE DATA
Employee Number:	MERGE DATA

Discounted Stock Option Grant: Vesting and Exercise Detail

Original Grant Date:	MERGE DATA
Original Number of Shares:	MERGE DATA
Original Grant Price:	MERGE DATA
FMV on Grant Date:	MERGE DATA
Discount:	MERGE DATA
Original Expiration Date:	MERGE DATA

Vested Grandfathered Discounted Stock Options:	MERGE DATA
(Options vested prior to 1/1/2005)

Vested Non-Grandfathered Discounted Stock Options:	MERGE DATA
(Options vested 1/1/2005 through 12/31/2005)
Discounted Options Exercised YTD (12/XX/05)*	MERGE DATA
Remaining 2005 Discounted Options to Exercise*	MERGE DATA

Unvested Non-Grandfathered Discounted Stock Options:	MERGE DATA
(Options scheduled to vest after 12/31/2005)

Options scheduled to vest calendar year 2006**:	MERGE DATA
(New Expiration Date: 3/15/2007)
Options scheduled to vest calendar year 2007**:	MERGE DATA
(New Expiration Date: 3/15/2008)
Options scheduled to vest calendar year 2008**:	MERGE DATA
(New Expiration Date: 3/15/2009)

*	This information is a “snapshot” and can only be considered accurate as of December 12, 2005, the date the snapshot was taken. For current detail regarding your year to date exercises please access your account at www.benefitaccess.com

**	Should your vesting of this grant be suspended as a result of a Company approved Leave of Absence or a permanent reduction in Standard Work Hours, the number of shares vesting in each calendar year will be impacted accordingly.

At the time the tender offer has commenced, NVIDIA will provide option holders who are eligible to participate in the tender offer with written materials explaining the precise terms and timing of the tender offer. Persons who are eligible to participate in the tender offer should read these written materials carefully when they become available because they will contain important information about the tender offer. NVIDIA will also file these written materials with the U.S. Securities and Exchange Commission as part of a tender offer statement upon the commencement of the tender offer. NVIDIA stockholders and option holders will be able to obtain these written materials and other documents filed by NVIDIA with the U.S. Securities and Exchange Commission free of charge from the U.S. Securities and Exchange Commission’s website at www.sec.gov. In addition, stockholders and option holders may request a free copy of the tender offer statement and other documents related to the tender offer from NVIDIA following such time that such documents become available.